EXECUTION COPY

Exhibit 5

AMENDMENT NO. 1 TO

DEPOSIT AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Deposit Agreement, dated September 13, 2004 (the “Deposit Agreement”), is dated as of September 23, 2004 and is by and between Metro-Goldwyn-Mayer Inc. (“MGM”) and Sony Corporation of America (“SCA”).

WHEREAS, on September 12, 2004, SCA provided MGM with a proposed Agreement and Plan of Merger (together with the changes agreed to by MGM and SCA on September 13, 2004, the “Proposed Merger Agreement”), by and between MGM and an entity (“Newco”) to be formed by SCA, Providence Equity Partners IV, L.P. (“Providence”), TPG Partners IV, L.P. (“TPG”) and DLJ Merchant Banking Partners III, L.P. (“DLJ”) and related documents;

WHEREAS, on September 13, 2004, MGM and SCA executed the Deposit Agreement providing for the deposit by SCA of the Unconditional Non-Refundable Deposit (as defined in the Deposit Agreement) to an account specified by MGM on the terms and subject to the conditions set forth in the Deposit Agreement; and

WHEREAS, MGM and SCA wish to amend Section 7 of the Deposit Agreement in its entirety.

NOW THEREFORE, in consideration of the representations, warranties and covenants set forth in this Amendment and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

1. Capitalized terms used but not defined in this Amendment shall have the meaning provided in the Proposed Merger Agreement.

2. Except as specifically amended hereby, the Deposit Agreement shall continue in full force and effect in accordance with the provisions thereof in existence on the date hereof. Unless the context otherwise requires, after the date hereof, any reference to the Deposit Agreement shall mean the Deposit Agreement as amended hereby.

3. Section 7 of the Deposit Agreement shall be deleted in its entirety and replaced with the following:

“7. MGM shall return the Unconditional Non-Refundable Deposit to SCA upon the earlier of (a) the Effective Time; (b) the occurrence of both of the following events: (i) MGM does not enter into a Definitive Agreement with Newco and (ii) within 270 days of September 13, 2004, MGM enters into a binding agreement with a Third Party (other than the Principal Stockholders) providing for a Takeover Proposal (with all percentages in the definition of Takeover Proposal increased to 50%); (c) the date on which the Termination Fee becomes payable to Newco in accordance with the terms of the Definitive Agreement; provided that if the Termination Fee becomes payable because the Definitive Agreement is terminated pursuant to Section 8.1(d)(ii), then the Unconditional Non-Refundable Deposit shall not be returned to SCA by MGM unless, within nine (9) months of termination of the Merger Agreement pursuant to Section 8.1(d)(ii), MGM enters into a binding agreement with a Third Party (other than the Principal Stockholders) providing for a Takeover Proposal (with all percentages in the definition of Takeover Proposal increased to 50%) and (d) a court of competent jurisdiction shall have determined that a Company Material Adverse Effect has occurred. In the event MGM returns the Unconditional Non-Refundable Deposit to SCA pursuant to this Section 7, then it shall also return all interest and earnings thereon, which shall equal (a) the actual interest and earnings thereon for such period as the Unconditional Non-Refundable Deposit is held in the Separate Account and (b) deemed interest at a rate of 4% per annum for any period after the withdrawal of the Unconditional Non-Refundable Deposit from the Separate Account through the date prior to the return thereof to SCA.”

4. This Amendment may be executed in two (2) counterparts, each of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5. Any legal action, suit or proceeding arising out of or relating to this Amendment or the transactions provided for herein shall be brought solely in the Federal courts of the United States located in the State of Delaware; provided that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the United States District Court for the Southern District of New York; provided, further, that if (and only after) both the Federal courts of the United States located in the State of Delaware and the United States District Court for the Southern District of New York determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the Chancery Court of the State of Delaware. Each party to this Amendment hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of or relating to this Amendment or the transactions provided for herein, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Amendment or the transactions provided for herein may not be enforced in or by such courts. Each party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Amendment or the transactions provided for herein shall be properly served or delivered if delivered in the manner contemplated by Section 6. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Amendment or any of the transactions provided for herein.

6. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to SCA, to

Sony Corporation of America 550 Madison Avenue, 34th Floor New York, New York 10022 Attention: Robert S. Wiesenthal Telecopy: (212) 833-7752

with a copy to:

Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019
	Attention:	Morton A. Pierce, Esq.
Michael J. Aiello, Esq.
	Telecopy:	(212) 259-6333

(b)	if to MGM, to

Metro-Goldwyn-Mayer Inc. 10250 Constellation Boulevard Los Angeles, California 90067
	Attention:	General Counsel
	Telecopy:	(310) 586-8193

with a copy to:

Latham & Watkins LLP 885 Third Avenue, Suite 1000 New York, NY 10022-4802
	Attention:	Charles M. Nathan
	Telecopy:	(212) 751-4864

and

Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP
10250 Constellation Boulevard, 19th Floor Los Angeles, CA 90067
	Attention:	Janet S. McCloud
	Telecopy:	(310) 556-2920

7. All parties to the transactions contemplated by this Amendment acknowledge that none of Mr. Kirk Kerkorian, Tracinda Corporation or 250 Rodeo, Inc., individually or collectively, is a party to this Amendment. Accordingly, each of the parties hereto agrees that in the event (i) that there is any alleged breach or default by any party under the Deposit Agreement (as amended hereby) or any agreement provided for herein or therein, or (ii) any party has any claim arising from or relating to the Deposit Agreement (as amended hereby) or any such agreement, no party shall commence any proceedings or otherwise seek to impose any liability whatsoever against Mr. Kirk Kerkorian, Tracinda Corporation nor 250 Rodeo, Inc. by reason of such alleged breach, default or claim.

8. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

SONY CORPORATION OF AMERICA

By:	/S/ ROBERT S. WIESENTHAL
Name: Robert S. Wiesenthal
Title: Executive Vice President and Chief Financial Officer

METRO-GOLDWYN-MAYER INC.

By:	/S/ JAY RAKOW
Name: Jay Rakow
Title: Senior Executive Vice President and General Counsel

Counterpart Signature Page

Amendment No. 1 to Deposit Agreement